Filed Pursuant To Rule 433

Registration No. 333-275079

March 13, 2024

March 2024 What is graycsale bitcoin mini trust? grayscale Grayscale Investors It's been quite the start to the year – GBTC uplisted to NYSE Arca as a spot Bitcoin ETF, Bitcoin prices have reached new all-time highs, and crypto continues to dominate financial media. Our team remains at the forefront of the evolution of the Bitcoin ETF market. We’ve consistently advocated for investors to gain exposure to Bitcoin. It’s been exciting to see increased access, flows, and price appreciation to Bitcoin through the ETF wrapper.

In keeping with that conviction, Grayscale has submitted a registration statement on Form S-1 for a new spot Bitcoin ETF called Grayscale Bitcoin Mini Trust with the U.S. Securities and Exchange Commission (SEC). Grayscale also intends to list this product on NYSE Arca, subject to required regulatory approvals. The ticker for this product would be “BTC.” Most notably, this new ETF would be designed to have a materially lower fee than GBTC and through the innovative mechanics of a GBTC “spin-off” — which means a certain amount of the Bitcoin underlying GBTC shares (as of a to-be-determined record date in the future) would be utilized to ‘seed’ the new Grayscale Bitcoin Mini Trust, with shares of the new Grayscale Bitcoin Mini Trust being distributed pro rata to GBTC shareholders as of the record date, subject to appropriate regulatory approvals. If approved: We believe this would be net-positive for existing GBTC shareholders, who should benefit from a lower blended fee (spanning ownership of shares of both GBTC and BTC), while keeping the same exposure to Bitcoin. This would be an exciting innovation for the ETF wrapper, because while corporate “spin-offs” are commonplace, the market has never experienced a commodity-based ETF spin-off. Importantly, both the launch of Grayscale Bitcoin Mini Trust and the GBTC spin-off are subject to regulatory review. In particular, the distribution of BTC shares to GBTC shareholders is subject to customary conditions, including the effectiveness of BTC’s registration statement on Form S-1 and filing and effectiveness of a registration statement on Form 8-A to be filed by BTC with the SEC, and approval of NYSE Area’s listing application with respect to BTC. GBTC also intends to file an information statement on Schedule 14C with the SEC, describing the terms and conditions of the contemplated spin-off. No assurance can be given that the spin-off and distribution will occur. The Grayscale team will share additional information as soon as possible. No action is required of current or future GBTC shareholders. The spin-off is not expected to be a taxable event for GBTC or its shareholders, except to the extent that Bitcoin is (or is treated as having been) sold to fund cash payments with respect to de minimis fractional shares, if any. It’s been ten years, but we’re really just getting started. We continue to believe Bitcoin and crypto are a once-in-a generation investment opportunity, and we are incredibly grateful that you choose to invest with Grayscale. The Grayscale Team NO OFFER OR SOLICITATION
This communication is for informational purposes, solely in your capacity as a shareholder of GBTC, and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No shareholder approval of the spin-off or distribution is required by applicable law, and we are not seeking GBTC shareholder approval. ADDITIONAL INFORMATION AND WHERE TO FIND IT Following the record date and prior to the distribution of any BTC shares, an information statement will be furnished to you for the purpose of informing GBTC shareholders of the spin-off, in substantial compliance with Regulation 14C of the Exchange Act. GBTC Shareholders will not need to pay any consideration, exchange or surrender existing GBTC shares, or take any other action to receive BTC shares in connection with the spin-off. GBTC is not a fund registered under the Investment Company Act of 1940 and is not subject to regulation under the Investment Company Act of 1940, unlike most mutual funds or ETFs. GBTC (“The Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite100, Portland, Maine 04101. Foreside Fund Services, LLC is not affiliated with any other product mentioned in this piece. Grayscale Bitcoin Trust and Grayscale Bitcoin Mini Trust Risk Disclosures: An investment in the Grayscale Bitcoin Trust or Grayscale Bitcoin Mini Trust may be deemed speculative and is not intended as a complete investment program. An investment in GBTC or BTC should be considered by persons financially able to maintain their investment and who can bear the risk of total loss associated with an investment in GBTC or BTC. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of GBTC and BTC and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of GBTC and BTC depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of GBTC and BTC relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A registration statement related to Grayscale Bitcoin Mini Trust has been filed with the SEC but has not yet become effective. An investment in the fund cannot be made, nor money accepted, until the registration statement is effective. An investor should consider the investment objectives, risks, and charges and expenses of the fund carefully before investing. A preliminary prospectus which contains this and other information about Grayscale Bitcoin Mini Trust may be obtained by emailing info@grayscale.com. The information in the preliminary prospectus is not complete and may be changed. The final prospectus should be read carefully before investing, and when available may be obtained from the same source. This communication is not an offer to sell fund shares and is not soliciting an offer to buy fund shares in any state where the offer or sale is not permitted.Grayscale Investments, LLC is the Sponsor of Grayscale Bitcoin Mini Trust. Stay on top of the latest crypto news and insights. INVEST Crypto Products ETFs Private Funds RESEARCH Market Commentary Reports Videos & Webinars Explore All RESOURCES The Grayscale Glossary FAQs Documents COMPANY About Grayscale Press Careers Contact us GBTC Lawsuit BLOG General Updates Legal Topics People & Culture Explore All

© 2024 Grayscale Investments, LLC. All rights reserved Privacy policy Terms of Service Grayscale Bitcoin Trust ETF ("GBTC" or "Trust") The Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Grayscale Bitcoin Trust ETF. Foreside Fund Services, LLC is not affiliated with Grayscale Securities, LLC or Grayscale Investments, LLC. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trust's Principal Market NAV per Share calculated in accordance with GAAP. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of GBTC and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of GBTC depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of GBTC relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of GBTC is correlated with the value of Bitcoin, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. Prior to 1/11/2024, shares of Grayscale Bitcoin Trust (BTC) (the “Trust”) were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and were quoted on the OTCQX® Best Market. The Trust did not have an ongoing share creation and redemption program. Effective as of the open of business on 1/11/2024, the shares of the Trust were listed to NYSE Arca as an exchange-traded product, the Trust established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form S-3. The Trust’s investment objective both before and after 1/11/2024 has remained constant, namely to reflect the value of Bitcoin held by the Trust, less the Trust’s expenses and other liabilities. However prior to 1/11/2024, the Trust did not meet its investment objective and the Trust’s shares traded at both premiums and discounts to such value, which at times were substantial, in part due to the lack of an ongoing redemption program. Furthermore, the Trust’s performance prior to 1/11/2024 is based on market-determined prices on the OTCQX, while the Trust’s performance following such date is based on market-determined prices on NYSE Arca. As a result, the Trust’s historical data prior to 1/11/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance following that date. The performance of the Trust before and after 1/11/2024 may differ significantly. Other Products Sponsored or Managed by Grayscale (“Products”) Grayscale Investments, LLC (“Grayscale”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale are registered under the Investment Company Act of 1940. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product that is an SEC reporting company, the SEC’s website, or for each Product that reports under the OTC Markets Alternative Reporting Standards, the OTC Markets website. Reports prepared in accordance with the OTC Markets Alternative Reporting Standards are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. The shares of each Product are not registered under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. Risk Disclosures Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Product and the shares of each Product could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Product shares depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Product shares relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of digital asset(s) held by the Product, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Product relies on third party service providers to perform certain functions essential to the affairs of the Product and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Product. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to crypto asset products or services discussed on the website. © 2024 Grayscale Investments, LLC. All trademarks, service marks and/or trade names (e.g., BITCOIN INVESTING BEGINS HERE, DROP GOLD, G, GRAYSCALE, GRAYSCALE CRYPTO SECTORS, and GRAYSCALE INVESTMENTS) are owned and/or registered by Grayscale Investments, LLC. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale Investments, LLC or others we license Content from, and is protected by copyright, patent and other laws. Grayscale Investments, LLC reserves all rights not expressly described herein.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.